                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
Investor Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:
---------------------         -----------------------------
10/19/00                      Investors: Mary Healy, 630-623-6429
                              Media: Anna Rozenich, 630-623-7316

                              FOR ACCESS TO CONFERENCE CALL:
                              ------------------------------
                              When: 12:00 noon CDT Thursday, 10/19/00
                              Where: http://www.mcdonalds.com

                       McDONALD'S REPORTS GLOBAL RESULTS
                       ---------------------------------

OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter and nine months ended September 30, 2000.

 . Diluted net income per common share was 41 cents for the quarter, an increase of 5%; 10% in constant currencies. For the nine months, diluted net income per common share increased 8%; 12% in constant currencies.

 . Systemwide sales increased 8% for the quarter and 7% for the nine months in constant currencies.

 . Revenues increased 13% for the quarter and 12% for the nine months in constant currencies.

 .  For the quarter, Europe's operating income increased 10% and sales increased
   13% in constant currencies. For the quarter, U.S. operating income increased 9% and sales increased 4%.

 . The Company repurchased approximately $1.7 billion of stock during the nine months.

----------------------------------------------------------------------------------------------------------
Key highlights - Consolidated                             2000            1999       Increase/(Decrease)
----------------------------------------------------------------------------------------------------------
Dollars in millions, except per common                                                    As   In Constant
share data                                                                          Reported   Currencies*
----------------------------------------------------------------------------------------------------------
Quarters ended September 30
----------------------------------------------------------------------------------------------------------
Systemwide sales                                     $10,512.4       $ 9,997.8             5%            8%
----------------------------------------------------------------------------------------------------------
Total revenues                                         3,749.0         3,444.2             9            13
----------------------------------------------------------------------------------------------------------
Operating income                                         910.8           907.7             -             5
----------------------------------------------------------------------------------------------------------
Net income                                               548.5           540.9             1             6
----------------------------------------------------------------------------------------------------------
Net income per common share - diluted                      .41             .39             5            10
----------------------------------------------------------------------------------------------------------
Nine months ended September 30
----------------------------------------------------------------------------------------------------------
Systemwide sales                                     $30,256.7       $28,741.0             5%            7%
----------------------------------------------------------------------------------------------------------
Total revenues                                        10,653.4         9,886.4             8            12
----------------------------------------------------------------------------------------------------------
Operating income                                       2,555.7         2,502.8             2             6
----------------------------------------------------------------------------------------------------------
Net income                                             1,525.3         1,461.7             4             8
----------------------------------------------------------------------------------------------------------
Net income per common share - diluted                     1.12            1.04             8            12
----------------------------------------------------------------------------------------------------------

* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.

SUMMARY COMMENTARY

Chairman and Chief Executive Officer Jack M. Greenberg said, "McDonald's posted positive worldwide comparable sales in constant currencies for the nine months and quarter ending September 30, 2000. Also, during the past 12 months we added 1,773 McDonald's restaurants and 727 restaurants operated by our other brands. This growth resulted in a Systemwide sales increase of 7 percent for the nine months and 8 percent for the quarter in constant currencies, further demonstrating that Brand McDonald's continues to be in demand by the 43 million customers we serve each day around the world. Recently, we welcomed American Samoa as the 120th country to raise the Golden Arches.

     "Earnings per share grew 10 percent for the quarter and 12 percent for the nine months in constant currencies.

     "Moving forward, we will pursue additional growth by intensifying our focus on building sales at existing restaurants. We'll do this by developing our people and delivering fresh, great-tasting food and outstanding Quality, Service, Cleanliness and Value. In addition, we'll extend Brand McDonald's and leverage our strengths to develop our other brands, which are reporting good results at the restaurant level. And we plan to continue to add about five McDonald's restaurants each day as these new restaurants are posting strong initial results and returns.

     "Finally, we believe share repurchase is the best use of our free cash flow and credit capacity. Taking advantage of our low stock price, we bought about $426 million of common stock in the third quarter. This brought year-to-date purchases to nearly $1.7 billion and the cumulative purchases under our $4.5 billion, three-year share repurchase program to $2.9 billion, or 82.4 million shares."

     Jim Cantalupo, Vice Chairman and President McDonald's Corporation said, "Europe posted strong sales for the quarter. And, while the Euro continues to greatly reduce our reported results, the actual economic impact on our business is much less than for many other global businesses. This is because we source most of our food and paper locally, reinvest our profits back into the local markets, and finance our long-term growth in local currencies. Weak consumer spending in many Asia/Pacific and Latin America markets continues to negatively affect our business. In contrast, China and Mexico continued to deliver impressive performance on top of strong results a year ago. Canada also continued to post robust sales, driven by a focus on food taste, value and service."

     Alan Feldman, President - McDonald's USA, said, "Our sales showed increased momentum throughout the third quarter. Early signs indicate our Brand Reinvention initiatives are growing our core business. These initiatives include freshening the look of our restaurants, developing our people, enhancing drive-thru service, providing everyday local value and introducing new tastes and variety to meet our customers' changing tastes. Customer perception scores for food taste, freshness and appearance are trending positively from coast to coast. And our new advertising campaign, 'We love to see you smile!' has resonated with consumers. According to a recent independent poll, key consumer targets view the campaign favorably and rate it highly for effectiveness."

OPERATING RESULTS

McDonald's operates primarily in the quick-service hamburger restaurant business. In addition, the Company operates other restaurant concepts: Aroma Cafe, Boston Market, Chipotle Mexican Grill and Donatos Pizza. Collectively these four businesses are referred to as "Other Brands." Throughout this release, Other Brands' financial information is included in the Other segment, except where specifically noted.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     The primary currencies negatively affecting reported results for the quarter and nine months were the Euro, which is the currency in 11 of our European markets including France and Germany, the Australian Dollar and the British Pound. This negative effect was partly offset by the stronger Japanese Yen in both periods.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales, with specified minimum payments along with initial fees.

     On a global basis, the increases in sales and revenues for both periods were due to expansion and positive comparable sales. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues for the quarter and nine months. The stronger Japanese Yen had a greater positive currency translation effect on sales compared with revenues. This is due to our affiliate structure in Japan. Under this structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, sales were less negatively affected by foreign currency translation than were revenues.

     On a constant currency basis, revenues increased at a higher rate than sales in both periods primarily due to the addition of Other Brands and the consolidation of Argentina and Indonesia, for financial reporting purposes, beginning in first quarter 2000.

---------------------------------------------------------------------------------------------------------
Systemwide sales
Dollars in millions                                     2000            1999       Increase/(Decrease)
---------------------------------------------------------------------------------------------------------
                                                                                       As     In Constant
                                                                                 Reported     Currencies*
---------------------------------------------------------------------------------------------------------
Quarters ended September 30
---------------------------------------------------------------------------------------------------------
U.S.                                               $ 5,051.4       $ 4,870.8            4%            n/a
---------------------------------------------------------------------------------------------------------
Europe                                               2,449.9         2,458.1            -             13%
---------------------------------------------------------------------------------------------------------
Asia/Pacific                                         1,820.2         1,725.1            6              5
---------------------------------------------------------------------------------------------------------
Latin America                                          456.2           431.9            6              5
---------------------------------------------------------------------------------------------------------
Other**                                                734.7           511.9           44             44
---------------------------------------------------------------------------------------------------------
Total Systemwide sales                             $10,512.4       $ 9,997.8            5%             8%
---------------------------------------------------------------------------------------------------------
Nine months ended September 30
---------------------------------------------------------------------------------------------------------
U.S.                                               $14,748.9       $14,324.0            3%            n/a
---------------------------------------------------------------------------------------------------------
Europe                                               7,082.4         7,107.2            -             11%
---------------------------------------------------------------------------------------------------------
Asia/Pacific                                         5,302.1         4,738.7           12              8
---------------------------------------------------------------------------------------------------------
Latin America                                        1,319.8         1,227.6            8              9
---------------------------------------------------------------------------------------------------------
Other**                                              1,803.5         1,343.5           34             34
---------------------------------------------------------------------------------------------------------
Total Systemwide sales                             $30,256.7       $28,741.0            5%             7%
---------------------------------------------------------------------------------------------------------

  * Excluding the effect of foreign currency translation on reported results. ** Includes Other Brands systemwide sales of $219.0 million and $378.2 million for the quarter and nine months of 2000, respectively. In 1999, Other Brands systemwide sales were $36.3 million and $46.1 million for the quarter and nine months, respectively.
n/a  Not applicable

     U.S. sales increased four percent for the quarter and three percent for the nine months due to expansion and positive comparable sales. The positive comparable sales for the quarter were driven by local market initiatives and "McDonald's Taste Trials" promotion associated with the 2000 Olympics.

     In Europe, expansion and positive comparable sales drove the constant currency sales increases for the quarter and the nine months. This segment benefited from strong performances in France, the Netherlands and Spain for both periods and Germany for the quarter. Italy and the United Kingdom also contributed significantly to the increases for both periods.

     In Asia/Pacific and Latin America, the constant currency sales increases were driven by expansion, partly offset by negative comparable sales for the quarter and nine months. Weak consumer spending continued to negatively affect many markets in these segments. However, China and Mexico posted strong positive comparable sales in both periods.

     In the Other segment, the increases were primarily driven by the addition of Other Brands, as well as positive comparable sales and expansion in Canada and South Africa for both periods.

Combined Operating Margins

     The following combined operating margin information represents margins for McDonald's restaurant business only.

-----------------------------------------------------------------------------------------------------
Combined operating margins                       Quarters ended                Nine months ended
                                                  September 30                   September 30
                                             -----------------------       --------------------------
                                                 2000           1999           2000              1999
-----------------------------------------------------------------------------------------------------
Dollars in millions
-----------------------------------------------------------------------------------------------------
Company-operated                             $  453.1       $  455.3       $1,284.6          $1,265.3
-----------------------------------------------------------------------------------------------------
Franchised                                      788.0          782.7        2,281.3           2,252.5
-----------------------------------------------------------------------------------------------------
   Combined operating margins                $1,241.1       $1,238.0       $3,565.9          $3,517.8
-----------------------------------------------------------------------------------------------------
Percent of sales/revenues
-----------------------------------------------------------------------------------------------------
Company-operated                                 17.7%          18.6%          17.3%             17.9%
-----------------------------------------------------------------------------------------------------
Franchised                                       80.4           80.7           79.7              80.5
-----------------------------------------------------------------------------------------------------

     Combined operating margin dollars increased $3.1 million for the quarter and $48.1 million for the nine months. In constant currencies, combined operating margin dollars increased by $59.9 million for the quarter and $180.6 million for the nine months; a growth rate of five percent in both periods. The U.S. and Europe segments accounted for over 80 percent of the combined margin dollars in both periods.

     As a percent of sales, consolidated Company-operated margins decreased for the quarter and nine months. Food & paper costs and occupancy & other operating expenses increased as a percent of sales for both periods, while payroll costs as a percent of sales were flat for the quarter and decreased slightly for the nine months.

     Company-operated margins also decreased as a percent of sales for the quarter and nine months for each segment. In the U.S., payroll costs as a percent of sales increased for both periods. As a percent of sales, food & paper costs increased for the quarter and decreased for the nine months, while occupancy & other operating expenses decreased for the quarter and increased for the nine months.

     Europe's Company-operated margin decrease for the quarter was primarily due to higher food & paper costs as a percent of sales, partly offset by lower payroll costs. For the nine months, Europe's decrease was primarily due to higher payroll costs and occupancy & other operating expenses as a percent of sales. In both periods, Latin America's decreases were partly offset by the consolidation of Argentina.

     Franchised margins as a percent of applicable revenues decreased for the quarter and nine months. The decrease in the margin as a percent of revenues was primarily due to higher occupancy costs as a result of our strategy to lease more sites. By leasing a higher proportion of new sites, we have reduced initial capital requirements. However, as anticipated, this practice reduces franchised margins because the financing costs implicit in the lease are included in occupancy expense, whereas for owned sites, financing costs are reflected in interest expense.

     Higher occupancy costs negatively impacted franchised margins in all segments for both periods. Additionally, the consolidation of Argentina and Indonesia contributed to the decline in margins as a percent of revenues in Latin America and Asia/Pacific, respectively, for both periods.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses increased 11 percent for the quarter and 10 percent for the nine months. The increases were primarily due to spending to support the development of Other Brands and the consolidation of Argentina and Indonesia. Excluding Other Brands and the consolidations, selling, general & administrative expenses increased two percent for the quarter and three percent for the nine months.

Other Operating Income and Expense

     Other operating income and expense consists of transactions related to franchising and the food service business. Equity in earnings of unconsolidated affiliates decreased for the nine months primarily as a result of a gain reported in 1999 on the sale of real estate in a U.S. partnership. The decrease in other expense for the quarter and nine months was primarily due to lower provisions for property dispositions, higher gains on sales of excess property, costs in 1999 associated with the implementation of our Made For You food preparation system and the write-off of software in second quarter 1999.

---------------------------------------------------------------------------------------------------------
Other operating income and expense                   Quarters ended                  Nine months ended
                                                      September 30                      September 30
---------------------------------------------------------------------------------------------------------
Dollars in millions                                2000            1999             2000             1999
---------------------------------------------------------------------------------------------------------
Gains on sales of restaurant businesses           $20.5          $ 16.2           $ 58.4           $ 38.6
---------------------------------------------------------------------------------------------------------
Equity in earnings of unconsolidated
affiliates                                         32.9            35.7             92.8            109.6
---------------------------------------------------------------------------------------------------------
Other                                               7.2           (18.0)           (10.6)           (93.6)
---------------------------------------------------------------------------------------------------------
   Total                                          $60.6          $ 33.9           $140.6           $ 54.6
---------------------------------------------------------------------------------------------------------

Operating Income

     Consolidated operating income increased $3.1 million for the quarter and, in constant currencies, $47.2 million, or five percent. For the nine months, consolidated operating income increased $52.9 million and, in constant currencies, $149.2 million or six percent. The constant currency increases for both periods were due to higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general & administrative expenses. Operating income by segment includes the allocation of corporate selling, general & administrative expenses.

---------------------------------------------------------------------------------------------------
Operating income                                                           Increase/(Decrease)
---------------------------------------------------------------------------------------------------
                                                                               As      In Constant
Dollars in millions                      2000             1999           Reported      Currencies*
---------------------------------------------------------------------------------------------------
Quarters ended September 30
---------------------------------------------------------------------------------------------------
U.S.                                 $  426.2         $  389.6                 9%              n/a
---------------------------------------------------------------------------------------------------
Europe                                  313.5            324.8                (3)               10%
---------------------------------------------------------------------------------------------------
Asia/Pacific                            117.2            119.8                (2)                -
---------------------------------------------------------------------------------------------------
Latin America                            29.8             36.5               (18)              (20)
---------------------------------------------------------------------------------------------------
Other**                                  24.1             37.0               (35)              (35)
---------------------------------------------------------------------------------------------------
   Total operating income            $  910.8         $  907.7                 -%                5%
---------------------------------------------------------------------------------------------------
Nine months ended September 30
---------------------------------------------------------------------------------------------------
U.S.                                 $1,213.8         $1,132.8                 7%              n/a
---------------------------------------------------------------------------------------------------
Europe                                  856.8            881.1                (3)                9%
---------------------------------------------------------------------------------------------------
Asia/Pacific                            333.1            305.0                 9                 8
---------------------------------------------------------------------------------------------------
Latin America                            82.9             94.1               (12)              (11)
---------------------------------------------------------------------------------------------------
Other**                                  69.1             89.8               (23)              (24)
---------------------------------------------------------------------------------------------------
   Total operating income            $2,555.7         $2,502.8                 2%                6%
---------------------------------------------------------------------------------------------------

 *  Excluding the effect of foreign currency translation on reported results.
** Includes Other Brands operating losses of $15.5 million and $33.4 million for the quarter and nine months of 2000, respectively. In 1999, Other Brands operating losses were $1.3 million and $2.6 million for the quarter and nine months, respectively.
n/a Not applicable

     U.S. operating income increased $36.6 million, or nine percent, for the quarter and $81.0 million, or seven percent, for the nine months. The increases for both periods were driven by higher combined operating margin dollars and higher other operating income. Selling, general, and administrative expenses increased slightly for the quarter and were relatively flat for the nine months.

     Europe's operating income increased 10 percent for the quarter and nine percent for the nine months in constant currencies. Strong results in France, Italy and Spain drove this segment's performance in both periods. Germany's strong performance for the quarter also contributed significantly to the increase.

     Operating income in Asia/Pacific was flat for the quarter and increased eight percent for the nine months in constant currencies. This segment benefited in both periods from strong performances in China and South Korea, while Australia's drop in retail spending had a significant negative impact on results. The partial sale of our Japanese affiliate's ownership in Toys `R' Us Japan, in connection with an initial public offering of Toys `R' Us Japan, contributed to the increase for the nine months.

     Latin America's operating income decreased 20 percent for the quarter and 11 percent for the nine months in constant currencies. Both periods were negatively impacted by the continuing difficult economic conditions experienced by most markets in the region. Strong performance in Mexico, as well as the consolidation of Argentina, partly offset the decreases in both periods.

     In the Other segment, strong performance in Canada was offset by the investment spending for Other Brands for the quarter and nine months.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

For both periods, higher interest expense was primarily due to higher average debt levels, partly offset by weaker foreign currencies. The higher average debt levels were a result of the Company using its available credit capacity to fund share repurchases.

     Nonoperating (income) expense for the quarter reflected translation gains in 2000 compared with translation losses in 1999 and lower minority interest expense. For the nine months, nonoperating (income) expense also reflected lower minority interest expense as well as lower translation losses and a gain related to the sale of a partial ownership interest in a majority-owned subsidiary outside the U.S.

     The third quarter effective income tax rate was 30.5 percent compared with
32.4 percent in 1999. The effective tax rate for the nine months was 31.4 percent compared with 32.8 percent in 1999. The decrease in the income tax rate was the result of a tax benefit resulting from an international transaction.
For the full year, the tax rate is expected to be about 31.4 percent.

WEIGHTED AVERAGE SHARES

Weighted average shares outstanding for the third quarter and nine months were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. The Company repurchased $426 million or 12.3 million shares of its common stock in the third quarter, bringing the total for the first nine months of 2000 to
48.0 million shares for approximately $1.7 billion.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange (particularly the Euro) and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices.

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
-----------------------------------------------------------------------------------
                                                                          Inc/(Dec)
Quarters ended September 30,                 2000          1999             $    %
-----------------------------------------------------------------------------------
SYSTEMWIDE SALES                        $10,512.4      $9,997.8         514.6    5
Revenues
Sales by Company-operated
 restaurants                              2,768.5       2,474.4         294.1   12
Revenues from franchised
 and affiliated restaurants                 980.5         969.8          10.7    1

TOTAL REVENUES                            3,749.0       3,444.2         304.8    9

Operating costs and expenses
Company-operated
 restaurants                              2,297.6       2,015.6         282.0   14
Franchised restaurants
 --occupancy costs                          192.0         186.8           5.2    3
Selling, general &
 administrative expenses                    409.2         368.0          41.2   11
Other operating (income)
 expense                                    (60.6)        (33.9)        (26.7) n/m
Total operating costs
 and expenses                             2,838.2       2,536.5         301.7   12

OPERATING INCOME                            910.8         907.7           3.1    -

Interest expense                            111.4          95.4          16.0   17

Nonoperating (income)
 expense                                     10.3          12.0          (1.7) n/m

Income before provision
 for income taxes                           789.1         800.3         (11.2)  (1)

Provision for
 income taxes                               240.6         259.4         (18.8)  (7)

NET INCOME                              $   548.5      $  540.9           7.6    1

NET INCOME PER
 COMMON SHARE                           $    0.42      $   0.40          0.02    5

NET INCOME PER
 COMMON SHARE-DILUTED                   $    0.41      $   0.39          0.02    5

Weighted average
 common shares outstanding                1,315.6       1,354.7

Weighted average
 common shares outstanding
 -diluted                                 1,346.0       1,403.1

n/m   Not meaningful

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
-----------------------------------------------------------------------------------
                                                                          Inc/(Dec)
Nine months ended September 30,              2000          1999             $    %
-----------------------------------------------------------------------------------
SYSTEMWIDE SALES                        $30,256.7     $28,741.0       1,515.7    5
Revenues
Sales by Company-operated
 restaurants                              7,790.4       7,087.6         702.8   10
Revenues from franchised
 and affiliated restaurants               2,863.0       2,798.8          64.2    2

TOTAL REVENUES                           10,653.4       9,886.4         767.0    8

Operating costs and expenses
Company-operated
 restaurants                              6,477.7       5,818.8         658.9   11
Franchised restaurants
 --occupancy costs                          580.4         546.0          34.4    6
Selling, general &
 administrative expenses                  1,180.2       1,073.4         106.8   10
Other operating (income)
 expense                                   (140.6)        (54.6)        (86.0)  n/m
Total operating costs
 and expenses                             8,097.7       7,383.6         714.1   10

OPERATING INCOME                          2,555.7       2,502.8          52.9    2

Interest expense                            318.0         298.1          19.9    7

Nonoperating (income)
 expense                                     12.9          30.9         (18.0)  n/m

Income before provision
 for income taxes                         2,224.8       2,173.8          51.0    2

Provision for
 income taxes                               699.5         712.1         (12.6)  (2)

NET INCOME                              $ 1,525.3     $ 1,461.7          63.6    4

NET INCOME PER
 COMMON SHARE                           $    1.15     $    1.08          0.07    6

NET INCOME PER
 COMMON SHARE-DILUTED                   $    1.12     $    1.04          0.08    8

Weighted average
 common shares outstanding                1,328.7       1,355.8

Weighted average
 common shares outstanding
 -diluted                                 1,364.2       1,405.4

n/m   Not meaningful

                    McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
-----------------------------------------------------------------------------
                                                             % Inc/(Dec)
Quarters ended September 30,         2000        1999         As  In Constant
                                                        Reported  Currencies*
-----------------------------------------------------------------------------
US
Operated by franchisees          $3,964.7    $3,807.4          4
Operated by the Company             782.9       752.9          4
Operated by affiliates              303.8       310.5         (2)
                                  5,051.4     4,870.8          4          n/a

Europe
Operated by franchisees           1,372.8     1,349.9          2
Operated by the Company             957.3       986.6         (3)
Operated by affiliates              119.8       121.6         (1)
                                  2,449.9     2,458.1          -           13

Asia/Pacific
Operated by franchisees             456.2       467.1         (2)
Operated by the Company             469.0       445.9          5
Operated by affiliates              895.0       812.1         10
                                  1,820.2     1,725.1          6            5

Latin America
Operated by franchisees             237.6       213.5         11
Operated by the Company             198.7       126.4         57
Operated by affiliates               19.9        92.0        (78)
                                    456.2       431.9          6            5

Other**
Operated by franchisees             360.5       324.1         11
Operated by the Company             360.6       162.6        122
Operated by affiliates               13.6        25.2        (46)
                                    734.7       511.9         44           44

Systemwide
Operated by franchisees           6,391.8     6,162.0          4
Operated by the Company           2,768.5     2,474.4         12
Operated by affiliates            1,352.1     1,361.4         (1)
                                $10,512.4    $9,997.8          5            8

*  Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $219.0 million of sales in 2000 and $36.3 million in 1999 related to Other Brands.

                    McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
Nine months ended September 30, 2000        1999         As  In Constant
                                                   Reported  Currencies*
------------------------------------------------------------------------
US
Operated by franchisees    $11,561.7   $11,198.7          3
Operated by the Company      2,283.1     2,228.1          2
Operated by affiliates         904.1       897.2          1
                            14,748.9    14,324.0          3          n/a

Europe
Operated by franchisees      3,920.2     3,871.6          1
Operated by the Company      2,807.7     2,874.0         (2)
Operated by affiliates         354.5       361.6         (2)
                             7,082.4     7,107.2          -           11

Asia/Pacific
Operated by franchisees      1,363.5     1,317.8          3
Operated by the Company      1,364.6     1,209.5         13
Operated by affiliates       2,574.0     2,211.4         16
                             5,302.1     4,738.7         12            8

Latin America
Operated by franchisees        686.7       602.4         14
Operated by the Company        557.2       366.8         52
Operated by affiliates          75.9       258.4        (71)
                             1,319.8     1,227.6          8            9

Other**
Operated by franchisees        989.6       870.0         14
Operated by the Company        777.8       409.2         90
Operated by affiliates          36.1        64.3        (44)
                             1,803.5     1,343.5         34           34

Systemwide
Operated by franchisees     18,521.7    17,860.5          4
Operated by the Company      7,790.4     7,087.6         10
Operated by affiliates       3,944.6     3,792.9          4
                           $30,256.7   $28,741.0          5            7

*  Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $378.2 million of sales in 2000 and $46.1 million in 1999 related to Other Brands.

                     McDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
------------------------------------------------------------------
                                                 % Inc/(Dec)
Quarters ended                                     As  In Constant
     September 30,          2000       1999  Reported  Currencies*
------------------------------------------------------------------
  U.S.                 $ 1,347.7   $1,303.1         3          n/a
  Europe                 1,229.3    1,258.0        (2)           9
  Asia/Pacific             520.4      503.9         3            6
  Latin America            246.4      174.2        41           41
  Other**                  405.2      205.0        98           99
                       $ 3,749.0   $3,444.2         9           13

------------------------------------------------------------------
                                                 % Inc/(Dec)
Nine months ended                                  As  In Constant
     September 30,          2000       1999  Reported  Currencies*
------------------------------------------------------------------
  U.S.                 $ 3,937.3   $3,834.2         3          n/a
  Europe                 3,590.3    3,651.3        (2)           8
  Asia/Pacific           1,523.5    1,374.2        11           12
  Latin America            701.1      503.6        39           41
  Other**                  901.2      523.1        72           72
                       $10,653.4   $9,886.4         8           12

*  Excluding the effect of foreign currency translation on reported results.

** The Other segment revenue related to Other Brands for the third quarter and nine months 2000 was $208.6 million and $347.1 million, respectively. In 1999, revenue related to Other Brands was $22.2 million for both the quarter and nine months.

                   McDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - McDONALD'S RESTAURANT BUSINESS**

-------------------------------------------------------------------------
                                                         % Inc/(Dec)
Quarters ended        Percent            Amount           As  In Constant
September 30,      2000    1999      2000      1999 Reported  Currencies*
-------------------------------------------------------------------------
Company-operated
U.S.               17.1%   17.2% $  133.9  $  129.2        4         n/a
Europe             19.9    20.2     190.2     199.6       (5)          6
Asia/Pacific       16.8    18.9      78.6      84.2       (7)         (5)
Latin America      12.8    15.0      25.5      18.9       35          32
Other              16.3    16.6      24.9      23.4        6           7
  Total            17.7%   18.6% $  453.1  $  455.3        -           4

Franchised
U.S.               80.9%   81.2% $  456.8  $  446.6        2         n/a
Europe             80.1    79.9     217.8     216.9        -          15
Asia/Pacific       83.1    84.0      42.7      48.7      (12)         (5)
Latin America      73.4    77.0      35.0      36.8       (5)         (5)
Other              81.0    80.0      35.7      33.7        6           6
  Total            80.4%   80.7% $  788.0  $  782.7        1           5

-------------------------------------------------------------------------
                                                        % Inc/(Dec)
Nine months ended     Percent            Amount           As  In Constant
September 30,      2000    1999      2000      1999 Reported  Currencies*
-------------------------------------------------------------------------
Company-operated
U.S.               17.1%   17.8% $  391.0  $  396.2       (1)        n/a
Europe             18.7    19.1     525.2     548.1       (4)          5
Asia/Pacific       17.0    17.3     232.0     209.5       11          11
Latin America      12.8    14.1      71.1      51.6       38          39
Other              15.1    15.5      65.3      59.9        9           9
  Total            17.3%   17.9% $1,284.6  $1,265.3        2           5

Franchised
U.S.               80.5%   81.3% $1,331.9  $1,305.3        2         n/a
Europe             78.6    79.0     614.9     614.0        -          13
Asia/Pacific       82.6    83.6     131.3     137.7       (5)         (1)
Latin America      74.1    77.6     106.7     106.1        1           2
Other              79.0    78.7      96.5      89.4        8           8
  Total            79.7%   80.5% $2,281.3  $2,252.5        1           5

*  Excluding the effect of foreign currency translation on reported results.

** Operating margin information relates to McDonald's restaurant business and excludes Other Brands.

                 McDONALD'S CORPORATION FINANCIAL INFORMATION


COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*

-------------------------------------------------------------------------
              Quarters ended September 30  Nine months ended September 30
                          2000       1999             2000           1999
-------------------------------------------------------------------------
Food & paper              34.1       33.4             34.0           33.7
Payroll & employee
  benefits                25.0       25.0             25.3           25.4
Occupancy & other
  operating expenses      23.2       23.0             23.4           23.0
     Total expenses       82.3       81.4             82.7           82.1
Company-operated margins  17.7       18.6             17.3           17.9

* Operating margin information relates to McDonald's restaurant business and excludes Other Brands.

                 McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
----------------------------------------------------
At September 30,             2000    1999  Inc/(Dec)
----------------------------------------------------
  U.S.*                    12,703  12,529       174
  Europe
    Germany                 1,061     972        89
    England                   920     842        78
    France                    822     756        66
    Italy                     269     222        47
    Spain                     251     204        47
    Sweden                    219     191        28
    Netherlands               203     192        11
    Poland                    172     150        22
    Other                   1,326   1,160       166
    Total Europe            5,243   4,689       554
  Asia/Pacific
    Japan*                  3,413   3,073       340
    Australia                 702     674        28
    Taiwan                    336     317        19
    China                     294     244        50
    Philippines               230     206        24
    Hong Kong                 225     158        67
    South Korea               171     158        13
    Other                     618     569        49
    Total Asia/Pacific      5,989   5,399       590
  Latin America
    Brazil*                 1,024     805       219
    Argentina                 227     186        41
    Mexico                    190     158        32
    Other                     542     471        71
    Total Latin America     1,983   1,620       363
  Other
    Canada*                 1,131   1,111        20
    Other McDonald's          483     411        72
    Other Brands              922     195       727
    Total Other             2,536   1,717       819
Systemwide restaurants     28,454  25,954     2,500

Countries                     120     117         3

* Includes satellites in 2000: U.S. 1,000; Japan 1,429; Brazil 517; Canada 270. In 1999: U.S. 1,044; Japan 1,235; Brazil 377; Canada 237.

                 McDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
-----------------------------------------------------------------------
            Quarters ended September 30  Nine months ended September 30
                           2000    1999           2000             1999
-----------------------------------------------------------------------
 U.S.                        45      39             74               57
 Europe                     111     131            300              268
 Asia/Pacific               158     138            334              344
 Latin America               60      66            194              215
 Other - McDonald's          22      44             40               75
 Other Brands                12     170            706              177
  Systemwide additions      408     588          1,648            1,136

SYSTEMWIDE RESTAURANTS
-------------------------------------------------------------------
At September 30,                   2000           1999    Inc/(Dec)
-------------------------------------------------------------------
US
Operated by franchisees          10,079          9,899          180
Operated by the Company           1,858          1,831           27
Operated by affiliates              766            799          (33)
                                 12,703         12,529          174

Europe
Operated by franchisees           2,950          2,547          403
Operated by the Company           2,070          1,934          136
Operated by affiliates              223            208           15
                                  5,243          4,689          554

Asia/Pacific
Operated by franchisees           1,594          1,425          169
Operated by the Company           1,421          1,215          206
Operated by affiliates            2,974          2,759          215
                                  5,989          5,399          590

Latin America
Operated by franchisees           1,038            841          197
Operated by the Company             857            491          366
Operated by affiliates               88            288         (200)
                                  1,983          1,620          363

Other
Operated by franchisees           1,122          1,062           60
Operated by the Company           1,324            572          752
Operated by affiliates               90             83            7
                                  2,536          1,717          819
Systemwide
Operated by franchisees          16,783         15,774        1,009
Operated by the Company           7,530          6,043        1,487
Operated by affiliates            4,141          4,137            4
                                 28,454         25,954        2,500

                                   #   #   #